DocuSign Envelope ID: C3EAF9AB-A1EC-4135-988C-83D1B72B73E8

Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is between Nexit, Inc. a Washington corporation solely owned by Brad E. Herr, located at P.O. Box 30417, Spokane, WA 99223 (the “Representative”) and MJ Harvest, Inc., a Nevada corporation located at 9205 West Russell Road, Suite 249, Las Vegas, NV 89139 (the “Company”).

The Company wishes to engage the Representative as an independent contractor to serve in the capacity specified in Exhibit A and the Representative wishes to serve in that capacity in accordance with the terms described in this Agreement.

The Company’s business is briefly described in Exhibit B and the services to be provided by Representative are intended by the parties to be in furtherance of the Company’s business.

The parties therefore agree as follows:

1.	ENGAGEMENT

(a)	Engagement. The Company retains the Representative to provide, and the Representative shall provide, the services described in Exhibit A (collectively, the “Services”).

(b)	Obligations of the Company. The Company shall be responsible for meeting the obligations set forth in Exhibit A, which obligations are necessary for Representative to perform the Services.

2.	TERM AND TERMINATION.

(a)	Term. This agreement will become effective as of January 1, 2019 and will expire on December 31, 2019 (the “Term”) unless sooner terminated in accordance with the provisions of this Agreement.

(b)	Termination. This agreement may be terminated:

(i)	by either party immediately for a material breach of any provision of this agreement by the other party, if the other party’s material breach is not cured within 5 days of receipt of written notice of the breach; or

(ii)	by either at any time and for any reason, or no reason, upon thirty days prior notice of termination.

(c)	Effect of Termination. After the termination of this agreement for any reason, the Company shall promptly pay the Representative for Services rendered through the effective date of the termination in accordance with the Compensation provisions set forth in Exhibit C. No other compensation, of any nature or type, will be payable after the termination of this agreement.

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DocuSign Envelope ID: C3EAF9AB-A1EC-4135-988C-83D1B72B73E8

3.	COMPENSATION.

(a)	Compensation. The Representative’s compensation for the Services shall consist of payments set forth in Exhibit C (the “Compensation”).

(b)	No Other Compensation. The compensation set out above will be the Representative’s sole compensation under this agreement.

(c)	Expenses. Any ordinary and necessary expenses incurred by the Representative in the performance of this agreement shall be the Representative’s sole responsibility unless the Company first agrees in writing to reimburse those expenses.

(d)	Taxes. The Representative is solely responsible for the payment of all income, social security, employment-related, or other taxes incurred as a result of the performance of the Services by the Representative under this agreement, and for all obligations, reports, and timely notifications relating to those taxes. The Company has no obligation to pay or withhold any sums for those taxes. The Company will file an annual 1099 with the IRS reporting Representative income.

(e)	Other Benefits. The Representative has no claim against the Company under this agreement or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

4.	NATURE OF RELATIONSHIP.

The relationship of the parties under this agreement is one of independent contractors, and no joint venture, partnership, agency, employer-employee, or similar relationship is created in or by this agreement. Neither party may assume or create obligations on the other party’s behalf, nor may either party take any action that creates the appearance of such authority.

5.	BEST EFFORTS.

During the Term, the Representative shall exert best efforts to Services described in Exhibit B.

6.	CONFIDENTIAL INFORMATION.

(a)	Confidentiality. During the Term, the Representative may have access to or receive certain information of or about the Company that the Company designates as confidential or that, under the circumstances surrounding disclosure, ought to be treated as confidential by the Representative (“Confidential Information”). Confidential Information includes information relating to the Company or its current or proposed business, financial statements, budgets and projections, customer identifying information, potential and intended customers, employers, products, computer programs, specifications, manuals, software, analyses, strategies, marketing plans, business plans, and other confidential information, provided orally, in writing, by drawings, or by any other media. The Representative will treat the Confidential Information as confidential and will not disclose it to any third party or use it for any purpose but to fulfill obligations in this agreement. In addition, the Representative shall use due care and diligence to prevent the unauthorized use or disclosure of such information.

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DocuSign Envelope ID: C3EAF9AB-A1EC-4135-988C-83D1B72B73E8

(b)	Exceptions. The obligations and restrictions in subsection (a) do not apply to that part of the Confidential Information the Representative demonstrates:

(i)	was or becomes generally publicly available other than as a result of a disclosure by the Representative in violation of this agreement;

(ii)	was or becomes available to the Representative on a non-confidential basis before its disclosure to the Representative by the Company, but only if:

A.	the source of such information is not bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting the information to the Representative by a contractual, legal, fiduciary, or other obligation; and

B.	the Representative provides the Company with written notice of prior possession either (I) before the effective date of this agreement or (II) if the Representative later becomes aware (through disclosure to the Representative) of any aspect of the Confidential Information as to which the Representative had prior possession, promptly on the Representative so becoming aware;

(iii)	is requested or legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar processes), or is required by a regulatory body, to be disclosed. However, the Representative shall:

A.	provide the Company with prompt notice of these requests or requirements before making a disclosure so that the Company may seek an appropriate protective order or other appropriate remedy; and

B.	provide reasonable assistance to the Company in obtaining any protective order.

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If a protective order or other remedy is not obtained or the Company grants a waiver under this agreement, the Representative may furnish that portion (and only that portion) of the Confidential Information that, in the written opinion of counsel reasonably acceptable to the Company, the Representative is legally compelled or otherwise required to disclose. However, the Representative shall make reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any part of the Confidential Information disclosed in this way; or

(iv)	was developed by the Representative independently, not arising out of the services performed by Representative in connection with this agreement and without breach of this agreement.

(c)	Remedy. Money damages may not be a sufficient remedy for any breach of this section by the Representative and, in addition to all other remedies, the Company may seek (and may be entitled to) as a result of such breach, specific performance and injunctive or other equitable relief as a remedy.

7.	CONFLICT OF INTEREST AND NON-CIRCUMVENTION.

The Representative warrants to the Company that Representative shall not take any action that would serve to promote a competing business at the expense of Company’s business. Representative further agrees that it shall not attempt to induce, lure, incent or in any way propose or accept a direct relationship with any company or product or brand that would compete with the Company’s business, products, or brands. If such a relationship is found to exist, Company may take appropriate action to ameliorate the competitive relationship, up to and including termination of this Agreement.

8.	OTHER ACTIVITIES.

During the Term, the Representative may engage in other independent contracting activities, except that the Representative may not accept work, enter into contracts, or accept obligations inconsistent or incompatible with the Representative’s obligations or the scope of Services to be rendered for the Company under this agreement.

9.	RETURN OF PROPERTY.

Within ten (10) days of the termination of this agreement, the Representative shall return to the Company, retaining no copies or notes, all Company products (including Products), samples, models, property, and documents relating to the Company’s business including reports, abstracts, lists, correspondence, information, computer files, computer disks, and other materials and copies of those materials obtained by the Representative during and in connection with Representative’s work with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork or creative work, notebooks, and similar items relating to the Company’s business, whether prepared by the Representative or by others, remain the Company’s exclusive property.

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DocuSign Envelope ID: C3EAF9AB-A1EC-4135-988C-83D1B72B73E8

10.	INDEMNIFICATION.

(a)	Of Representative by Company. At all times after the effective date of this agreement, the Company shall indemnify the Representative from all damages, liabilities, expenses, claims, or judgments (including interest, penalties, reasonable attorneys’ fees, accounting fees, and expert witness fees) (collectively, the “Claims”) that the Representative may incur and that arise from:

(i)	the Company’s breach of Representative’s obligations or representations under this agreement; or

(ii)	the negligent, intentional, or other acts of the Company or its employees.

However, the Company is not obligated to indemnify the Representative if any of these Claims result from the Representative’s own actions or inactions or a customer’s negligence.

(b)	Of Company by Representative. At all times after the effective date of this agreement, the Representative shall indemnify the Company and its subcontractors, officers, members, managers, employees, owners, sub licensees, affiliates, subsidiaries, successors, and assigns (collectively, the “Company Indemnitees”) from all damages, liabilities, expenses, claims, or judgments (including interest, penalties, reasonable attorneys’ fees, accounting fees, and expert witness fees) (collectively, the “Claims”) that any Company Indemnitee may incur and that arise from:

(i)	the Representative’s gross negligence or willful misconduct arising from the Representative’s carrying out of Representative’s obligations under this agreement;

(ii)	the Representative’s breach of any of Representative’s obligations or representations under this agreement; or

(iii)	the Representative’s breach of Representative’s express representation that Representative is an independent contractor and in compliance with all applicable laws related to work as an independent contractor. If a regulatory body or court of competent jurisdiction finds that the Representative is not an independent contractor or is not in compliance with applicable laws related to work as an independent contractor, based on the Representative’s own actions, the Representative will assume full responsibility and liability for all taxes, assessments, and penalties imposed against the Representative or the Company resulting from that contrary interpretation, including taxes, assessments, and penalties that would have been deducted from the Representative’s earnings if the Representative had been on the Company’s payroll and employed as a Company employee.

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DocuSign Envelope ID: C3EAF9AB-A1EC-4135-988C-83D1B72B73E8

11.	FORCE MAJEURE.

A party will be not be considered in breach or in default because of, and will not be liable to the other party for, any delay or failure to perform its obligations under this agreement by reason of fire, earthquake, flood, explosion, strike, riot, war, terrorism, or similar event beyond that party’s reasonable control (each a “Force Majeure Event”). However, if a Force Majeure Event occurs, the affected party shall, as soon as practicable:

(a)	notify the other party of the Force Majeure Event and its impact on performance under this agreement; and

(b)	use reasonable efforts to resolve any issues resulting from the Force Majeure Event and perform its obligations under this agreement.

12.	GOVERNING LAW; ATTORNEYS’ FEES.

(a)	Choice of Law. The laws of the state of Nevada govern this agreement (without giving effect to its conflicts of law principles).

(b)	Choice of Forum. Both parties consent to the personal jurisdiction of the state and federal courts in Clark County, Nevada.

(c)	Attorneys’ Fees. If either party employs attorneys to enforce any rights arising out of or relating to this agreement, the losing party shall reimburse the prevailing party for its reasonable attorneys’ fees.

13.	AMENDMENTS.

No amendment to this agreement will be effective unless it is in writing and signed by a party or its authorized representative.

14.	ASSIGNMENT AND DELEGATION.

(a)	No Assignment. Neither party may assign any of its rights under this agreement, except with the prior written consent of the other party, which consent may not be unreasonably withheld. All voluntary assignments of rights are limited by this subsection.

(b)	No Delegation. Neither party may delegate any performance under this agreement, except with the prior written consent of the other party, which consent may not be unreasonably withheld.

(c)	Enforceability of an Assignment or Delegation. If a purported assignment or purported delegation is made in violation of this section, it is void.

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DocuSign Envelope ID: C3EAF9AB-A1EC-4135-988C-83D1B72B73E8

15.	COUNTERPARTS; ELECTRONIC SIGNATURES.

(a)	Counterparts. The parties may execute this agreement in any number of counterparts, each of which is an original but all of which constitute one and the same instrument.

(b)	Electronic Signatures. This agreement, agreements ancillary to this agreement, and related documents entered into in connection with this agreement are signed when a party’s signature is delivered by facsimile, e-mail, or other electronic medium. These signatures must be treated in all respects as having the same force and effect as original signatures.

16.	SEVERABILITY.

If any provision contained in this agreement is, for any reason, held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this agreement, but this agreement will be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it, unless the deletion of those provisions would result in such a material change so as to cause completion of the transactions contemplated by this agreement to be unreasonable.

17.	NOTICES.

(a)	Writing; Permitted Delivery Methods. Each party giving or making any notice, request, demand, or other communication required or permitted by this agreement shall give that notice in writing and use one of the following types of delivery, each of which is a writing for purposes of this agreement: personal delivery, mail (registered or certified mail, postage prepaid, return-receipt requested), nationally recognized overnight courier (fees prepaid), facsimile, or email.

(b)	Addresses. A party shall address notices under this section to a party at the following addresses:

If to the Company:	MJ Harvest, Inc.
9205 W. Russell Rd., Suite 240
Las Vegas, NV 89139

E-mail: patrick@oldflorestacorp.com

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DocuSign Envelope ID: C3EAF9AB-A1EC-4135-988C-83D1B72B73E8

If to the Representative:	Nexit, Inc.
Brad E. Herr, President
P.O. Box 30417
Spokane, WA 99223

E-mail: brad.herr@nexit-opp.com

(c)	Effectiveness. A notice is effective only if the party giving notice complies with subsections (a) and (b) and if the recipient receives the notice.

18.	WAIVER.

No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, and no waiver will constitute a continuing waiver, unless the writing so specifies.

19.	ENTIRE AGREEMENT.

This agreement constitutes the final agreement of the parties. It is the complete and exclusive expression of the parties’ agreement with respect to its subject matter. All prior and contemporaneous communications, negotiations, and agreements between the parties relating to the subject matter of this agreement are expressly merged into and superseded by this agreement. The provisions of this agreement may not be explained, supplemented, or qualified by evidence of trade usage or a prior course of dealings. Neither party was induced to enter this agreement by, and neither party is relying on, any statement, representation, warranty, or agreement of the other party except those set forth expressly in this agreement. Except as set forth expressly in this agreement, there are no conditions precedent to this agreement’s effectiveness.

20.	HEADINGS.

The descriptive headings of the sections and subsections of this agreement are for convenience only, and do not affect this agreement’s construction or interpretation.

21.	EFFECTIVENESS.

This agreement will become effective when all parties have signed it. The date this agreement is signed by the last party to sign it (as indicated by the date associated with that party’s signature) will be deemed the date of this agreement.

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22.	NECESSARY ACTS; FURTHER ASSURANCES.

Each party shall use all reasonable efforts to take, or cause to be taken, all actions necessary or desirable to consummate and make effective the transactions this agreement contemplates or to evidence or carry out the intent and purposes of this agreement.

Each party is signing this agreement on the date stated opposite that party’s signature.

COMPANY		REPRESENTATIVE

By:		By:
Its:	Patrick Bilton

Date:	2/28/2019	Date:	2/25/2019

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DocuSign Envelope ID: C3EAF9AB-A1EC-4135-988C-83D1B72B73E8

EXHIBIT A
SERVICES

REPRENTATIVE SERVICES. Services to be provided under this Agreement are as follows:

1)	Acting as the CFO, an officer position with the Company and as a Business and Financial Consultant, will report to the CEO and the Board of Directors of the Company and work with the leadership team and Board of Directors.

2)	Work with the CEO, President and Chairman of the Board on strategy and ensure the implementation of this strategy occurs.

3)	Directly assist management and other employees of the company on all strategic and tactical matters as they relate to overseeing the Company's operations, technology and/or product development, financial activities, including budget management, forecasting needs and securing of new funding.

4)	Assist in all capital raising, government grant and loan proposals

5)	Ensure all regulatory filings and compliance reports are made on time with the applicable regulatory bodies having oversight on the Company's activities.

6)	Assist in establishing yearly objectives, budgets, and meeting agendas. and selecting and engaging outside consultants (auditors. investment advisors).

7)	Attend Company meetings and events as required to fulfill the Services; Attend periodic management team calls. attend the financial review and budget review meetings. board meetings as necessary. and participate in the strategic planning process.

8)	Assist in preparation of contracts, acquisition agreements loan agreements. and other operational agreements as assigned from time-to-time by the President.

9)	Prepare a due diligence package in anticipation of filing an S-1 registration statement after completion of the annual audit for twelve-month period ending May 31. 2018.

10)	Prepare corporate governance documents in accord with public company best practices.

11)	Consult on structure of acquisition agreements for future products and technology to minimize issues in connection with the S-1 filing.

12)	Assist with offering document preparation for a private offering as instructed by the President.

13)	Prepare the audit package to facilitate the annual audit as of May 31, 2018.

14)	Work with the auditors to change the fiscal year end to December 31 of each year.

15)	Establish a DropBox location for maintaining corporate records.

COMPANY’S OBLIGATIONS. The Company shall:

16)	Provide Representative with sufficient resources and Executive Management support to allow Representative to effectively accomplish the tasks assigned.

17)	Communicate with Representative as needed to maintain a common understanding of the Company’s goals and operating parameters, including fund availability and strategic direction.

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DocuSign Envelope ID: C3EAF9AB-A1EC-4135-988C-83D1B72B73E8

EXHIBIT B

PURPOSE OF THE INDEPENDENT CONTRACTOR AGREEMENT

As set out in EXHIBIT A, Representative is being retained by the Company to serve as CHIEF FINANCIAL OFFICER for the Company. In that capacity, the Representative will be responsible for performing the services set out in Exhibit A. For purposes of this Agreement, the following additional description and provisions are applicable to the sales activities of Representative.

BUSINESS DESCRIPTION

The Company acquires, develops and markets products and technologies that benefit agricultural. Currently, the Company has acquired 5-gallon and 20 liter versions of the DeBudder Lid used in harvesting cannabis and other budded plants. The DeBudder product line also includes the DeBudder Edge for mounting on flat surfaces. The DeBudder products are branded under the name “Original 420.” The DeBudder lid products are patent pending. The Company recently added the TRIM BAG product line to its port folio.

The Company also recently launched ProCannaGro.com, the Company’s website for product distribution and sales. ProCannaGro.com will serve as the portal for the ever-expanding products offered by the Company. The website will serve as the platform for direct to consumer marketing of the world’s best harvest and cultivation tools worldwide. The Company will fill orders through authorized distributors and local shops where our customers are located.

IMPORTANCE

The CFO serves as a key member of the executive management team and is responsible for all aspects of the financial health of the business. The CFO works closely with the CEO to develop and implement the strategic plan and interacts directly with the Board of Directors keep the Board appraised of business developments. The CFO also has primary responsibility for preparing and filing quarterly and annual reports with the OTC Markets, and preparing registration statements and/or private placement memoranda for review by the Company’s legal counsel.

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EXHIBIT C

COMPENSATION

As full compensation for the Services, the Company shall pay Representative as follows:

a)	Total Compensation. Representative will earn total compensation of $180,000 for the contract term, of which 66 & 2/3 % shall be payable monthly in cash and 33 & 1/3 % shall be payable as stock compensation, as detailed further in subsections (b) and (c) below.

b)	Cash Payments. The Company shall pay Representative $120,000 in cash in arrears payable in 24 semi-monthly installments of $5,000 each on the 15th and last days of each calendar month from January 2019 to December 2019, unless sooner terminated in accordance with the Agreement.

c)	Stock Payments. The Company shall pay Representative $60,000 in restricted shares of the Company’s common stock, par value $0.0001 (“Common Stock”) during the Term, payable in four (4) quarterly installments based upon the Calculated Value (defined below) and to be issued by the end of each calendar quarter in which such shares were earned (the “Stock Compensation”). Initially, the “Calculated Value” for any issuance of stock hereunder shall be the lesser of: (i) the most recent price per share set forth by the Company’s Board of Directors for issuance to consultants during such calendar quarter, or (ii) 60% of the average closing price for the Company’s shares during the five trading days immediately preceding the Valuation Date. At such time as the average trading volume of the shares in the applicable trading market exceeds 5,000 shares per day, for at least twenty business days, the Calculated Value will thereafter be determined as set forth in (ii) of this Paragraph. The Board has established the Calculated value for the first quarter of calendar 2019 to be $1.00 per share. The “Valuation Date” is the date such shares are authorized for issuance by the Company’s Board of Directors. Issuance of the shares of common stock hereunder will be subject to the following additional provisions:

i)	Common Stock issued hereunder shall be deemed earned upon issuance for the services provided herein.

ii)	The shares of Common Stock paid to Contractor as compensation are referred to herein collectively as the “Compensation Shares”. The Compensation Shares are restricted securities within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended. Furthermore, Contractor and the Company agree that the Compensation Shares shall be subject to lock-up/leak-out restrictions set forth below.

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DocuSign Envelope ID: C3EAF9AB-A1EC-4135-988C-83D1B72B73E8

iii)	Except as otherwise expressly provided herein, and except as Contractor may be otherwise restricted from selling shares of Common Stock under applicable federal or state securities laws, rules and regulations and Securities and Exchange Commission (the “SEC”) interpretations thereof, the Shareholder may only sell the Common Stock represented by the Compensation Shares subject to the following conditions, commencing on the date of this Agreement and terminating thirty-six months thereafter (the “Lock-Up Period”).

(1)	During the first twelve months of the Initial Lock-Up Period no sales of Common Stock shall be made by the Shareholder. After the first twelve months of the Initial Lock-Up Period, the Shareholder may sell the shares of Common Stock derived from the Initial Shares only under the following conditions:

(2)	the Shareholder shall sell no more than five percent (5%) of the Shareholder’s Common Stock per month;

(3)	on any single trading day, the Shareholder is limited to sell no more than the greater of (i) five percent (5%) of the daily volume of the Corporation’s common stock on such trading day; or (ii) 2,500 shares;

iv)	Shareholder agrees that all sales of Common Stock will be made at no less than the best “asked” prices, and no sales will be made at the “bid” prices, unless the price per share of such sale exceeds the closing price of the Corporation’s common stock on the previous trading day;

v)	Except as otherwise provided herein, all Common Stock shall be sold by the Shareholder in “broker’s transactions” and in compliance with the “manner of sale” requirements as those terms are defined in Rule 144 of the SEC during the all Lock-Up periods.

vi)	An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing Common Stock covered hereby, and the transfer records of the Corporation’s transfer agent shall reflect such restrictions.

d)	Contractor acknowledges that he/she/it will receive an IRS Form 1099-MISC from the Company, and that Contractor shall be solely responsible for all federal, state, and local taxes, as set out in the Agreement.

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